Exhibit 16(23)(a) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1, No. 333-_______) and related Prospectus of ReliaStar Life Insurance Company of New York and to the inclusion and incorporation by reference therein of our reports dated March 24, 2006, with respect to the financial statements and schedules of ReliaStar Life Insurance Company of New York included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission, included in Part I within the Prospectus.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 4, 2006